PRICING SUPPLEMENT NO. 117 DATED                        Filed Pursuant to
AUGUST 19, 1999 TO PROSPECTUS DATED                     Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:             $ 605,000.00
Original Issue Date (Settlement Date):  August 24, 1999
Stated Maturity Date:                   July 15, 2004
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.750% Per Annum
Interest Payment Dates:                 January 15 and July 15 and Semi-
                                        Annually Thereafter Commencing
                                        January 15, 2000
Survivor's Option:                      [ X ] Yes    [   ] No
Optional Redemption:                    [ X ] Yes    [   ] No

Initial Redemption Date:                July 15, 2001
Redemption Price:                       100%

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  50,000.00
Prudential Securities Incorporated      $ 169,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $ 149,000.00
J.W. Korth & Company                    $ 237,000.00
      Total                             $ 605,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $   1,000.00        $ 605,000.00
Agent's Discount or Commission:         $       6.00        $   3,630.00
Maximum Dealer's Discount or
  Selling Concession:                   $      13.00        $   7,865.00
Proceeds to the Company:                $     981.00        $ 593,505.00

CUSIP Number:  12589QP59